UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 31, 2014

Chemtura Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-15339 (Commission file number)	52-2183153 (IRS employer identification number)

1818 Market Street, Suite 3700, Philadelphia, Pennsylvania 199 Benson Road, Middlebury, Connecticut (Address of principal executive offices)	19103 06749 (Zip Code)

(203) 573-2000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On October 31, 2014, Chemtura Corporation (the “Company”) issued a conditional notice of redemption to holders of its outstanding 7.875% Senior Notes due 2018 (the “2018 Notes”) that the Company will redeem all of its outstanding 2018 Notes on December 1, 2014 (the “Redemption Date”). The redemption price for the 2018 Notes will be 103.938% of the principal amount of the 2018 Notes, plus accrued and unpaid interest thereon to, but not including, the Redemption Date (the “Redemption Price”), in accordance with the provisions of the indenture governing the 2018 Notes. The notice of redemption was conditioned upon (i) the completion of the sale of the Company’s agrochemicals business, Chemtura AgroSolutions, to Platform Specialty Products Corporation (the “AgroSolutions Sale”) and (ii) the receipt of net proceeds from the AgroSolutions Sale in an amount at least equal to the aggregate Redemption Price of the 2018 Notes, referred to collectively as the “Chemtura AgroSolutions Sale Condition.” The Company reserves the right to waive any or all components of the Chemtura AgroSolutions Sale Condition in its sole discretion. In the Company’s discretion, the Redemption Date may not occur or the notice of the redemption may be rescinded or be amended to (i) delay the Redemption Date in the event that the Chemtura AgroSolutions Sale Condition shall not have been satisfied by the Redemption Date, or by the Redemption Date as so delayed, and (ii) reduce the aggregate principal amount of 2018 Notes to be redeemed in the event that the net proceeds from the AgroSolutions Sale are insufficient to redeem all outstanding 2018 Notes.

Signatures

  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Chemtura Corporation
(Registrant)

By:	/s/ Billie S. Flaherty
Name:	Billie S. Flaherty
Title:	EVP, General Counsel & Secretary

Date:	October 31, 2014